Exhibit 10.2

2004
OMNIBUS STOCK AND INCENTIVE PLAN
FOR
DENBURY RESOURCES INC.
(Amended and Restated as of May 22, 2013)

As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

TABLE OF CONTENTS

1.	PURPOSE	1
2.	DEFINITIONS	1
3.	AWARD OF RESERVED SHARES	6
4.	CONDITIONS FOR GRANT OF AWARDS	6
5.	GRANT OF OPTIONS	7
6.	OPTION PRICE	7
7.	EXERCISE OF OPTIONS	7
8.	VESTING OF OPTIONS	8
9.	TERMINATION OF OPTION PERIOD	8
10.	ACCELERATION	8
11.	ADJUSTMENT OF RESERVED SHARES	9
12.	TRANSFERABILITY OF AWARDS	10
13.	ISSUANCE OF RESERVED SHRAES	10
14.	ADMINISTRATION OF THIS PLAN	11
15.	TAX WITHHOLDING	12
16.	RESTRICTED SHARE AWARDS	12
17.	PERFORMANCE AWARDS	13
18.	STOCK APPRECIATION RIGHTS	14
19.	SECTION 83(B) ELECTION	15
20.	VESTING OF RESTRICTED SHARE, OPTION AND SAR AWARDS UPON RETIREMENT VESTING DATE	15
21.	VESTING OF OTHER AWARDS IN CONNECTION WITH RETIREMENT VESTING DATE	15
22.	INTERPRETATION	15
23.	AMENDMENT AND DISCONTINUATION OF THIS PLAN	16
24.	EFFECTIVE DATE AND TERMINATION DATE	16
25.	SECTION 409A	16

i
As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

2004 OMNIBUS STOCK AND INCENTIVE PLAN FOR

DENBURY RESOURCES INC.

1.Purpose. The purpose of this Plan is to advance the interests of Denbury Resources Inc., a Delaware corporation, and increase shareholder value by providing additional incentives to attract, retain and motivate those qualified and competent employees and Directors, upon whose efforts and judgment its success is largely dependent.

2.Definitions. As used herein, the following terms shall have the meaning indicated:

(a)"Administrator" shall mean the person(s) designated by the Committee to carry out nondiscretionary administrative duties with respect to this Plan and Awards.

(b)"Agreed Price" shall relate to the grant of an Award in the form of a SAR, and shall mean the value assigned to the Award's Reserved Shares which will form the basis for calculating the Spread on the date of exercise of the SAR, which assigned value shall be the Fair Market Value of such Reserved Shares on the Date of Grant.

(c)"Applicable Laws" shall mean the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, and the Code; and the similar laws of any foreign country or jurisdiction where Options are, or will be, granted.

(d)"Award" shall mean either an Option, a SAR, a Deferred Stock Unit, a Restricted Stock Unit, a Restricted Share Award, or a Performance Award, except that where it shall be appropriate to identify the specific type of Award, reference shall be made to the specific type of Award; and provided, further, that references to Award shall be deemed to be references to the written agreement evidencing such Award, and provided, finally, without limitation, that unless expressly provided to the contrary in the terms of the Award, in the event of a conflict between the terms of this Plan and the terms of an Award, the terms of this Plan are controlling.

(e)"Board" shall mean the Board of Directors of the Parent.

(f)"Broker Assisted Exercise" shall mean a special sale and remittance procedure pursuant to which the Holder of an Option shall concurrently provide irrevocable written instructions to (a) an Administrator designated brokerage firm ("Broker") to effect the immediate sale of the Reserved Shares and remit to the Administrator, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Option Price plus all applicable federal, state and local income and employment taxes required to be withheld by the Company, and (b) the Administrator to deliver the certificates for the Shares directly to the Broker in order to complete the sale.

(g)"Cause" shall mean either (i) a final, nonappealable conviction of a Holder for commission of a felony involving moral turpitude, or (ii) Holder's willful gross misconduct that causes material economic harm to the Company or that brings substantial discredit to the Company's reputation.

(h)"Change in Control" shall mean the occurrence of any one of the following with respect to the Parent:

(1)"Continuing Directors" no longer constitute a majority of the Board; the term "Continuing Director" shall mean any individual who has served as a Director for one year or more, together with any new Directors whose election by the Board or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the Directors then still in office who were either Directors at the beginning of such one-year period or whose election or nomination for election was previously so approved;

(2)any person or group of persons acting together as an entity become (i) the beneficial owners (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of shares of Common Stock representing thirty percent (30%) or more of the voting power of the Parent's then outstanding securities entitled generally to vote for the election of Directors, and (ii) the largest beneficial owner, directly or indirectly, of the Parent's then outstanding securities entitled generally to vote for the election of Directors;

As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

(3)after the Effective Date, a merger or consolidation to which the Company is a party if (i) the shareholders of the Parent immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the 1934 Act) of less than forty percent (40%) of the combined voting power to vote for the election of directors of the surviving corporation, or other entity following the effective date of such merger or consolidation, or (ii) fifty percent (50%) or more of the individuals who (on the date immediately prior to the date of execution of the agreement providing for such merger or consolidation) constitute the members of Senior Management do not, as of a date six months after such merger or consolidation, hold an officer's position which would make them a member of senior management of the surviving corporation; or

(4)the sale of all, or substantially all, of the assets of the Company or the liquidation or dissolution of the Company.

Notwithstanding the foregoing provisions of this Section 2(h), if a Holder's Separation is for a reason other than for Cause, and occurs not more than 90 days prior to the date on which a Change in Control occurs, for purposes of Awards, such termination shall be deemed to have occurred immediately following a Change in Control.

Notwithstanding anything herein to the contrary, under no circumstances will a change in the constitution of the board of directors or managers of any Subsidiary, a change in the beneficial ownership of any Subsidiary, the merger or consolidation of a Subsidiary with any other entity, the sale of all or substantially all of the assets of any Subsidiary or the liquidation or dissolution of any Subsidiary constitute a "Change in Control" under this Plan.

(i)"Change in Control Price" shall mean the higher of (i) the highest price per Share paid in any transaction reported on the New York Stock Exchange ("NYSE") or such other exchange or market as is the principal trading market for the Common Stock, or (ii) the highest price per Share paid in any bona fide transaction related to a Change in Control, at any time during the 60 day period immediately preceding such occurrence; with such occurrence date to be determined by the Committee and any payments of a change in control price to be made within the time limits established under Section 10(b) hereof.

(j)"Code" shall mean the Internal Revenue Code of 1986, as amended.

(k)"Committee" shall mean the Compensation Committee of the Board, provided, that in granting Performance Awards, Committee shall refer to only those members of the Compensation Committee who are "Outside Directors" within the meaning of Section 162(m) of the Code.

(l)"Common Stock" shall mean the common stock, $.001 par value, of the Parent.

(m)"Company" shall mean the Parent and the Subsidiaries, except that when it shall be appropriate to refer only to Denbury Resources Inc., the reference will be to "Parent".

(n)"Date of Grant" shall mean the later of the date on which the Committee takes formal action to grant an Award or the date specified as the date of grant in the Committee's formal action, provided, in either case, that it is followed, as soon as reasonably practicable, by written notice to the Eligible Person receiving the Award.

(o)"Deferred Stock Unit" ("DSU") shall mean a hypothetical or phantom Common Stock unit awarded or granted to a non-Employee Director, equal to the Fair Market Value of a single Share of Common Stock, and which may be forfeitable until Vested. Such DSUs do not include units granted to non-Employee Directors pursuant to the Director Deferred Compensation Plan (as amended and restated on December 13, 2012, and as may be further amended).

(p)"Director" shall mean a member of the Board.

(q)"Disability" shall mean an Eligible Person's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which, in the reasonable opinion of the Administrator based on such medical evidence as it deems necessary, can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; provided, however, that such Disability did not result, in whole or in part from: (i) a felonious undertaking or (ii) an intentional self-inflicted wound.

As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

(r)"Dividend Equivalent" shall mean the dollar amount of dividends (whether stock or cash) paid or distributed in respect of Common Stock.

(s)"DSU Award" shall mean each Award of Deferred Stock Units awarded or granted to an Eligible Person, pursuant to the Plan, all as described more fully in Section 16.

(t)"Effective Date" shall mean May 12, 2004.

(u)"Eligible Person(s)" shall mean those Persons or entities, as applicable, who are Employees or non-Employee Directors.

(v)"Employee(s)" shall mean each person whose customary work schedule is a minimum of thirty (30) hours per week, and who is designated as an employee on the payroll records of the Company.

(w)"Fair Market Value" per Share on the date of reference shall be the Closing Price on such date, provided, that if the actual transaction involving the Shares occurs at a time when the NYSE is closed for regular trading, then it shall be the most recent Closing Price. As used herein, "Closing Price" shall mean the closing price of the Shares on the NYSE (or such other exchange or market as the principal trading market for the Common Stock) as reported in any newspaper of general circulation.

(x)"Holder" shall mean, at each time of reference, each person with respect to whom an Award is in effect; provided, that following the death of a Holder, it shall refer to the person who succeeds to the rights of such Holder.

(y)"Incentive Stock Option" shall mean an Option that is an incentive stock option as defined in Section 422 of the Code.

(z)Purposely Omitted.

(aa)    Purposely Omitted.

(bb)    "Non-Qualified Stock Option" shall mean an Option that is not an Incentive Stock Option.

(cc)    "Option" (when capitalized) shall mean the grant of the right to purchase Reserved Shares through the payment of the Option Price and taking the form of either an Incentive Stock Option or a Non-Qualified Stock Option; provided that, where it shall be appropriate to identify a specific type of Option, reference shall be made to the specific type of Option; provided, further, that a single Option may include both Incentive Stock Option and Non-Qualified Stock Option provisions.

(dd)    "Option Price" shall mean the price per Reserved Share which is required to be paid by the Holder in order to exercise such person's right to acquire the Reserved Share under the terms of the Option.

(ee)    "Parent" shall mean Denbury Resources Inc.

(ff)    "Performance Award" shall mean an award which is granted contingent upon the attainment of the Performance Measures during the Performance Period, all as described more fully in Section 17.

(gg)    "Performance Measures" shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to one or more of its Subsidiaries or business segments, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or adjusted basis relative to a pre-established target, to results over a previous period or to a designated comparison group, in each case as specified by the Committee in the Award: (i) finding costs of oil and gas reserves; (ii) volumes of oil and gas reserves or adjusted reserves or changes therein; (iii) percentage of production or reserves replaced; (iv) production volumes, production per share, debt adjusted reserve or production growth per share or other production measures (including, but not limited to, adjusted production or production exit rate); (v) lease operating cost ("LOE") measures, or adjusted LOE measures; (vi) general and administrative ("G&A") expense or adjusted G&A measures or changes therein; (vii) net asset value ("NAV"), NAV per share, PV10 value or

As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

changes therein; (viii) return on assets, return on net assets, return on investments or capital efficiency; (ix) revenues or oil and gas sales or changes therein; (x) operating cost measures or reductions; (xi) cash flow measures (including, but not limited to, operating cash flow, adjusted cash flow, cash flow before working capital changes, net cash flow or an increase in free cash flow); (xii) earnings (including net income, adjusted net income, income before interest and taxes, income before taxes, EBITDA or EBITDAX); (xiii) basic or diluted earnings or cash flow per share, or growth in earnings or earnings per share; (xiv) stock price or change in stock price; (xv) return on equity or average shareholders' equity; (xvi) total shareholder return or shareholder value and changes therein or changes relative to the average or ranking of a peer group or equity market index; (xvii) return on capital or change in working capital or return on capital employed; (xviii) operating income or net operating income; (xix) health, safety and environmental performance; or (xx) the implementation or completion of critical projects, but shall not include remaining in the employ of the Company for a specified period of time. With respect to any Award that is intended to satisfy the requirements for "performance-based compensation" under Code Section 162(m), the performance criteria must be Performance Measures, and the Committee will (within the first quarter of the Performance Period, but in no event more than ninety (90) days into that period) establish the specific performance targets (including thresholds and whether to exclude certain extraordinary, non-recurring, or similar items) and award amounts (subject to the right of the Committee to exercise discretion to reduce payment amounts following the conclusion of the Performance Period).

(hh)    "Performance Period" shall mean the period described in Section 17 with respect to which the Performance Measures relate.

(ii)    "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

(jj)    "Plan" shall mean this 2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

(kk)    "Plan Year" shall mean the calendar year.

(ll)    "Reserved Shares" shall mean, at each time of reference, the total number of Shares described in Section 3 with respect to which the Committee may grant an Award, all of which Reserved Shares shall be held in the Parent's treasury or shall otherwise be made available from the Parent's authorized and unissued Shares.

(mm)    "Restricted" or "Restriction(s)" and similar terms shall mean the restrictions applicable to Reserved Shares subject to an Award which constitute "a substantial risk of forfeiture" of such Reserved Shares within the meaning of Section 83(a)(1) of the Code. Such terms shall not apply to DSU Awards or RSU Awards.

(nn)    "Restricted Period" shall mean the period during which Restricted Shares are subject to Restrictions.

(oo)    "Restricted Shares" shall mean the Reserved Shares granted to an Eligible Person which are subject to Restrictions; provided that, subject to the provisions of Section 16(b), the Committee may, in its sole discretion, determine that the Restrictions which otherwise would have been imposed have been fully satisfied on the Date of Grant by reason of prior service and/or other considerations, and thus provide that such Restricted Shares shall be fully Vested on the Date of Grant. These exclude DSUs and RSUs.

(pp)    "Restricted Share Award" shall mean the award of Restricted Shares, Deferred Stock Units or Restricted Stock Units.

(qq)    "Restricted Stock Unit" ("RSUs") shall mean a hypothetical or phantom Common Stock unit awarded or granted to Employees, equal to the Fair Market Value of a single Share of Common Stock, and which may be forfeitable until Vested.

(rr)    "Restricted Share Distributions" shall mean any amounts, whether Shares, cash or other property (other than regular cash dividends) paid or distributed by the Parent with respect to Restricted Shares during a Restricted Period.

As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

(ss)    "Retirement Vesting Date" shall mean the first birthday of a Holder on which that Holder has attained the later of (i) his 60th birthday, and (ii) the birthday on which that Holder attains an age equal to (x) 65 minus (y) the number which results from multiplying (A) fifty percent (50%) times (B) that Holder's full years of service as an Employee on such birthday, with such product of (A) and (B) rounded down to the nearest whole number before being deducted from 65. For example, a Holder who has completed 60 months of service (i.e., 5 full years of service) as an Employee on such person's 62nd birthday will not have attained such person's Retirement Vesting Date, whereas a Holder who has completed 72 months of service (i.e., 6 full years of service) as an Employee on such person's 62nd birthday will have attained such person's Retirement Vesting Date.

(tt)    "RSU Award" shall mean each Award of Restricted Stock Units awarded or granted to an Eligible Person, pursuant to the Plan, all as described more fully in Section 16.

(uu)    "SAR" shall have the meaning given to such term Section 18(b) hereof.

(vv)    "Senior Management" shall mean that group composed of the Company's Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Executive Vice Presidents, Senior Vice Presidents and General Counsel, as such specific officers' positions exist and individuals are then serving in such positions at the time in question.

(ww)    "Separation" shall mean the date on which a Holder ceases to have an employment relationship with the Company for any reason, including death or Disability; and provided, further, without limitation, such employment relationship will cease, in the case of a non-Employee Director, upon his or her ceasing to be a Director; provided, however, that a Separation will not be considered to have occurred while an Employee is on sick leave, military leave, or any other leave of absence approved by the Company, if the period of such leave does not exceed 90 days, or, if longer, so long as the Employee's right to reemployment with the Company is guaranteed either by statute or by contract. If an Award is subject to Code Section 409A, "Separation" shall mean “separation from service” as defined in treasury regulations issued under Code Section 409A whenever any payment or settlement of an Award conferred under this Plan is to be made upon Separation and is subject to such Code section, with “separation from service” of an Employee to be determined based upon a reduction in the bona fide level of services performed to a level equal to twenty percent (20%) or less of the average level of services performed by the Employee during the immediately preceding 36-month period.

(xx)    "Share(s)" shall mean a share or shares of Common Stock.

(yy)    "Spread" shall mean the difference between the Option Price, or the Agreed Price, as the case may be, of the Share(s) on the date of the Award, and the Fair Market Value of such Share(s) on the date of reference.

(zz)    "Subsidiary" shall mean, where the Award is an Incentive Stock Option, a "subsidiary corporation", whether now or hereafter existing, as defined in Section 424(f) of the Code, and in the case of any other Award, shall mean any entity which would be a subsidiary corporation as defined in Section 424(f) of the Code if it were a corporation.

(aaa)    "Termination Date" shall mean May 12, 2024.

(bbb)    "Vest" or "Vested" and similar terms shall mean the number of Option Shares which have become nonforfeitable, the number of Restricted Shares on which the Restrictions have lapsed, including, without limitation, the lapse of Restrictions based on the attainment of Performance Measures and the number of DSUs and RSUs which have become nonforfeitable.

(ccc)    "10% Person" shall mean a person who owns directly (or indirectly through attribution under Section 424(d) of the Code) at the Date of Grant of an Incentive Stock Option, stock possessing more than 10% of the total combined voting power of all classes of voting stock (as defined in Section 424 of the Code) of the Parent on the Date of Grant.

(ddd)    "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

3.Award of Reserved Shares.

(a)Subject to shareholder approval, as of May 22, 2013, 34,500,000, Shares automatically, and without further action, became Reserved Shares. Notwithstanding the foregoing, not more than 27,200,000 Reserved Shares may be issued under this Plan as a result of the Vesting of Restricted Stock or Performance Awards. To the extent any Award shall terminate, expire or be canceled, the Reserved Shares subject to such Award (or with respect to which the Award is measured), shall remain Reserved Shares. For purposes of this Section 3 of the Plan, Shares subject to Awards that have been canceled, expired, settled in cash, or not issued or forfeited for any reason (in whole or in part) shall not reduce the aggregate number of Shares which may be subject to or delivered under Awards granted under this Plan and shall be available for future Awards granted under this Plan. As to (i) Shares subject to Awards that have been retained by the Company in payment or satisfaction of the purchase price of an Award or the tax withholding obligation of an Awardee, and (ii) Shares that have been delivered (either actually or constructively by attestation) to the Company in payment or satisfaction of the purchase price of an Award or the tax withholding obligation of an Awardee, such Shares so retained, tendered or withheld shall be available for grant under the Plan on a one-for-one basis.

(b)Notwithstanding any provision in this Plan to the contrary, no person whose compensation may be subject to the limitations on deductibility under Section 162(m) of the Code shall be eligible for a grant during a single Plan Year of an Award with respect to, or measured by, more than 500,000 Reserved Shares. The limitation under this Section 3(b) shall be construed so as to comply with the requirements of Section 162(m) of the Code.

4.Conditions for Grant of Awards.

(a)Without limiting the generality of the provisions hereof which deal specifically with each form of Award, Awards shall only be granted to such one or more Eligible Persons as shall be selected by the Committee.

(b)In granting Awards, the Committee shall take into consideration the contribution the Eligible Person has made or may be reasonably expected to make to the success of the Company and such other factors as the Committee shall determine. The Committee shall also have the authority to consult with and receive recommendations from officers and other personnel of the Company with regard to these matters. The Committee may from time to time in granting Awards under this Plan prescribe such terms and conditions concerning such Awards as it deems appropriate, including, without limitation, relating an Award to achievement of specific goals established by the Committee or, subject to Section 4(d), to the continued employment of the Eligible Person for a specified period of time, provided that such terms and conditions are not inconsistent with the provisions of this Plan.

(c)Incentive Stock Options may be granted only to Employees, and all other Awards may be granted to any Eligible Person.

(d)This Plan shall not confer upon any Holder any right with respect to continuation of employment by the Company, or any right to provide services to the Company, nor shall it interfere in any way with his or her right or the Company's right to terminate his or her employment at any time.

(e)The Awards granted to Eligible Persons shall be in addition to regular salaries, pension, life insurance or other benefits (if any) related to their service to the Company, and nothing herein shall be deemed to limit the ability of the Company to enter into any other compensation arrangements with any Eligible Person.

(f)The Administrator shall determine in each case whether periods of military or government service shall constitute a continuation of employment or service for the purposes of this Plan or any Award.

(g)Notwithstanding any provision hereof to the contrary, each Award which in whole or in part involves the issuance of Reserved Shares may provide for the issuance of such Reserved Shares for consideration consisting of cash or cash equivalents, or such other consideration as the Committee may determine, including (without limitation) as compensation for past services rendered.

(h)The Committee may delegate in writing to the Administrator the authority to grant Awards to new Employees of the Company, provided that such authority contains limits on the maximum amount or number of Awards

As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

(on both an individual basis and, if the Committee so designates, on an aggregate basis) that the Administrator may grant under such authority. Such authority shall also designate the terms and conditions for these grants.

5.Grant of Options.

(a)The Committee may grant Options to Eligible Persons from time to time, alone, in addition to, or in tandem with, other Awards granted under this Plan. An Option granted hereunder shall be either an Incentive Stock Option or a Non-Qualified Stock Option, and shall clearly state whether it is (in whole or in part) an Incentive Stock Option or a Non-Qualified Stock Option; provided, that failure of an Option designated as an Incentive Stock Option to qualify as an Incentive Stock Option will not affect its validity, and the portion which does not qualify as an Incentive Stock Option shall be a Non-Qualified Stock Option.

(b)If both Incentive Stock Options and Non-Qualified Stock Options are granted to a Holder, the right to exercise, to the full extent thereof, Options of either type shall not be contingent in whole or in part upon the exercise of, or failure to exercise, Options of the other type.

(c)The aggregate Fair Market Value (determined as of the Date of Grant) of the Reserved Shares with respect to which any Incentive Stock Option is exercisable for the first time by a Holder during any Plan Year under this Plan and all such plans of the Company (as defined in Section 424 of the Code) shall not exceed $100,000; provided, without limitation, that any portion of an Option designated as an Incentive Stock Option which exceeds such $100,000 limit will, notwithstanding such designation, be a validly granted Non-Qualified Stock Option.

(d)The Committee may at any time offer to buy out, for a payment in cash, an Option previously granted, based on such terms and conditions as the Committee shall establish and as communicated to the Holder by the Administrator at the time that such offer is made, provided that no such offer or payment may be made in a manner that would violate the prohibition of the NYSE (or other national securities exchange upon which the Company's securities are listed for trading) against the repricing of "underwater" options (options with an exercise price above the then-current price of the Common Stock on the NYSE) without shareholder approval.

6.Option Price.

(a)The Option Price shall be any price determined by the Committee which is not less than one hundred percent (100%) of the Fair Market Value per Share on the Date of Grant; provided, however, that in the case of an Incentive Stock Option granted to a 10% Person the Option Price shall not be less than 110% of the Fair Market Value per Share on the Date of Grant. The Administrator shall determine the Fair Market Value per Share in accordance with the terms set forth in the definition thereof.

(b)Unless further limited by the Committee in any Option, the Option Price may be paid in cash, by certified or cashier's check, by wire transfer, by money order, through a Broker Assisted Exercise, with Shares (but with Shares only if expressly permitted by the terms of the Option and only with Shares owned by the Holder for at least 6 months prior to the exercise date), or by a combination of the above; provided, however, that the Administrator may accept a personal check in full or partial payment. If the Option Price is permitted to be, and is, paid in whole or in part with Shares, the value of the Shares surrendered shall be the Shares' Fair Market Value on the date delivered to the Administrator.

7.Exercise of Options. An Option shall be deemed exercised when (i) the Administrator has received written notice of such exercise in accordance with the terms of the Option, and (ii) full payment of the aggregate Option Price plus required withholding tax amounts, if any, described in Section 15, of the Reserved Shares as to which the Option is exercised has been made. Separate stock certificates shall be issued by the Parent for any Reserved Shares acquired as a result of exercising an Incentive Stock Option and a Non-Qualified Stock Option.

As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

8.Vesting of Options.

(a)Without limitation, each Option shall Vest in whole or in part, and Reserved Shares subject to such Option shall become Vested Option Shares, or shall expire, according to the terms of the Option as expressly provided in such Option.

(b)The Committee, in its sole discretion, may accelerate the date on which all or any portion of an otherwise unvested Option shall Vest or restrictions on Restricted Shares will lapse.

9.Termination of Option Period.

(a)Unless the terms of an Option expressly provide for a different date of termination, the unexercised portion of an Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

(1)on the 90th day following Holder's Separation for any reason except death, Disability or for Cause;

(2)immediately upon Separation as a result, in whole or in material part, of a discharge for Cause;

(3)on the first anniversary of a Separation by reason of death or Disability;

(4)in the case of a 10% Person, on the fifth (5th) anniversary of the Date of Grant; or

(5)on the tenth (10th) anniversary of the Date of Grant.

(b)Notwithstanding any provision of this Plan to the contrary, in the event of the proposed dissolution or liquidation of the Parent, or in the event of a proposed sale of all or substantially all of the assets of the Company, or the proposed merger of the Parent with or into another corporation (each a "Transaction"), unless otherwise expressly provided (by express reference to this Section 9(b)) in the terms of an Option, after the public announcement of the Transaction, the Committee may, in its sole discretion, direct the Administrator to deliver a written notice ("Cancellation Notice") to any Holder of an Option, canceling the unexercised Vested portion (including the portion which becomes Vested by reason of acceleration or by virtue of the Transaction being proposed), if any, of such Option, effective on the date specified in the Cancellation Notice ("Cancellation Date"). Notwithstanding the foregoing, the Cancellation Date may not be earlier than the last to occur of (i) the 15th day following delivery of the Cancellation Notice, and (ii) the 60th day prior to the proposed date for the consummation of the Transaction ("Proposed Date"). Without limitation, the Cancellation Notice will provide that, unless the Holder elects in writing to waive, in whole or in part, a Conditional Exercise, that the exercise of the Option will be a Conditional Exercise, provided that the Holder will not be entitled to waive an exercise of an Option being a Conditional Exercise to the extent such exercise covers a portion of an Option which becomes Vested solely by virtue of the applicable Transaction being proposed. A "Conditional Exercise" shall mean that in the event the Transaction does not occur within 180 days of the Proposed Date, the exercising Holder shall be refunded any amounts paid to exercise such Holder's Option, such Option will be reissued, and the purported exercise of such Option shall be null and void ab intitio.

10.Acceleration.

(a)Unless otherwise expressly provided in the Award, in the event the Holder's Separation is by reason of the Holder's death or Disability, all Awards granted to the Holder shall become fully exercisable, Vested, or the Restricted Period shall terminate, as the case may be (hereafter, in this Section 10, such Award shall be "accelerated").

(b)Unless otherwise expressly provided in an Award, other than DSU Awards, in the event of a Change in Control (i) all Awards shall be accelerated, and (ii) in the sole discretion of the Committee, the value of some or all Awards may be cashed out on the basis of the Change in Control Price, at any time during the 60 day period immediately preceding any bona fide transaction constituting a Change in Control; provided, that if a date prior to such occurrence is selected for a cash out, any subsequent increase in the Change in Control Price will be paid to each Holder on the date of such

As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

occurrence, or as soon thereafter as reasonably possible, but not later than 75 days from the occurrence of the Change in Control. Any acceleration for RSU Awards shall apply only to the extent permitted under Section 409A.

11.Adjustment of Reserved Shares.

(a)If at any time while this Plan is in effect or Awards with respect to Reserved Shares are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split‑up, combination or exchange of Shares, then and in such event:

(i)    appropriate adjustment shall be made in the maximum number of Reserved Shares which may be granted under Section 3, and equitably in the Reserved Shares which are then subject to each Award, so that the same proportion of the issued and outstanding Common Stock shall continue to be subject to grant under Section 3, and to such Award; and

(ii)    in addition, and without limitation, in the case of each Award (including, without limitation, Options) which requires the payment of consideration by the Holder in order to acquire Reserved Shares, an appropriate equitable adjustment shall be made in the consideration (including, without limitation the Option Price) required to be paid to acquire each Reserved Share, so that (A) the aggregate consideration to acquire all of the Reserved Shares subject to the Award remains the same, and (B) so far as possible, (and without disqualifying an Incentive Stock Option), the relative cost of acquiring each Reserved Share subject to such Award remains the same.

All such determinations shall be made by the Board in its sole discretion.

(b)The Committee may change, or may direct the Administrator to change, the terms of Options outstanding under this Plan, with respect to the Option Price or the number of Reserved Shares subject to the Options, or both, when, in the Committee's judgment, such adjustments become appropriate by reason of a corporate transaction (as defined in Treasury Regulation § 1.424‑1(a)(3)); provided, however, that if by reason of such corporate transaction an Incentive Stock Option is assumed or a new Incentive Stock Option is substituted therefor, the Committee, or at the direction of the Committee, the Administrator, may only change the terms of such Incentive Stock Option such that (i) the excess of the aggregate Fair Market Value of the Shares subject to the substituted Incentive Stock Option immediately after the substitution or assumption, over the aggregate Option Price of such Shares at such time, is not more than the excess of the aggregate Fair Market Value of all Reserved Shares subject to the Incentive Stock Option immediately before such substitution or assumption over the aggregate Option Price of such Reserved Shares at such time, and (ii) the substituted Incentive Stock Option, or the assumption of the original Incentive Stock Option does not give the Holder additional benefits which such Holder did not have under the original Incentive Stock Option. Without limiting the generality of any other provisions hereof, including, without limitation, Section 23, except to the minimum extent, if any, required by Section 424(a) of the Code with respect to Incentive Stock Options, no change made under the authority of this Section 11(b) in the terms of an Option shall alter such Option's material provisions in a way that makes such Option less valuable to its Holder.

(c)Except as otherwise expressly provided herein, the issuance by the Parent of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale for adequate consideration, or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Parent convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, Reserved Shares subject to Awards granted under this Plan.

(d)Without limiting the generality of the foregoing, the existence of outstanding Awards with respect to Reserved Shares granted under this Plan shall not affect in any manner the right or power of the Parent to make, authorize or consummate (1) any or all adjustments, recapitalizations, reorganizations or other changes in the Parent's capital structure or its business; (2) any merger or consolidation of the Parent; (3) any issue by the Parent of debt securities, or preferred or preference stock which would rank above the Reserved Shares subject to outstanding Awards; (4) the dissolution or liquidation of the Parent; (5) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (6) any other corporate act or proceeding, whether of a similar character or otherwise.

As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

12.Transferability of Awards.

(a)Awards made under this Plan shall not be transferable by the Holder other than by will or the laws of descent and distribution, and so long as a Holder lives, only such Holder or his or her guardian or legal representative shall have the right to exercise any Award that is an Incentive Stock Option.

With respect to Awards made under this Plan (other than Incentive Stock Options), a Holder may file with the Administrator a written designation, on such form as may be prescribed by the Administrator, of the person(s) that in the event of the Holder's death are authorized to (i) exercise any Options or SARs awarded to the Holder and to receive Holder's rights pursuant to Holder's Awards and/or (ii) receive payment of any cash awards awarded to the Holder. To the extent that the Holder has completed such a designation for Awards made under this Plan, such designation will remain in effect and shall prevail with respect to any Award issued hereunder until changed in writing by the Holder, which Holder may do at any time by written notice to the Administrator, to the extent enforceable under Applicable Laws. In the event that the Holder has filed no such designation with respect to the Holder's Awards under this Plan, or where the person(s) designated by the Holder has dissolved or predeceases him or her (as applicable), the following rules apply:

(i)the Holder's beneficiary designation for the basic life insurance benefits provided by the Company shall then apply; and

(ii)in the absence of a valid basic life insurance beneficiary designation under Section 12(a)(i), the Company will allow the legal representative of the Holder's estate to exercise any and all rights under an Award, and the Holder's estate may receive any corresponding issuance of Reserved Shares or other payment authorized under the terms of this Plan.

(b)In order to avoid the termination of Non-Qualified Stock Options or SARs following the death of a Holder, any and all outstanding Non-Qualified Stock Options or SARs which become Vested upon the Holder's death are deemed to be exercised on the day immediately prior to the first anniversary of the Holder's Separation by death if not exercised before that date, with any subsequent transfer by the Company to the then Holder of Reserved Shares to be made as soon as practicable, but within 75 days after the deemed exercise of the Non-Qualified Stock Options or SARs. Without limitation, any exercise under this Section 12(b) of any and all Non-Qualified Stock Options shall be effectuated by the Company on behalf of the Holder through a Broker Assisted Exercise. Any and all SARs exercised under this Section 12(b) shall be deemed to comply with the exercise requirements of Section 18(c). Any Options or SARs exercised pursuant to this Section 12(b) shall be exercised only if “in the money” as determined by the Administrator.

13.Issuance of Reserved Shares. No Holder shall be, or have any of the rights or privileges of, the owner of Reserved Shares subject to an Award unless and until certificates representing the Common Stock shall have been issued and delivered to such Holder. As a condition of any issuance of Common Stock, the Administrator may obtain such agreements or undertakings, if any, as the Administrator may deem necessary or advisable to assure compliance with any law or regulation or shareholder agreement including, but not limited to, a representation, warranty or agreement to be bound by any legends that are, in the opinion of the Administrator, necessary or appropriate to comply with the provisions of any securities law deemed by the Administrator to be applicable to the issuance of the Reserved Shares and which are endorsed upon the Share certificates.

Share certificates issued to the Holder receiving such Reserved Shares who is a party to any shareholders agreement, voting trust, or any similar agreement shall bear the legends contained in such agreements. Notwithstanding any provision hereof to the contrary, no Reserved Shares shall be required to be issued with respect to an Award unless counsel for the Parent shall be reasonably satisfied that such issuance will be in compliance with applicable federal or state securities laws.

In no event shall the Company be required to sell or issue Reserved Shares under any Award if the sale or issuance thereof would constitute a violation of applicable federal or state securities law or regulation or a violation of any other law or regulation of any governmental authority or any national securities exchange. As a condition to any sale or issuance of Reserved Shares, the Company may place legends on Reserved Shares, issue stop transfer orders, and require such agreements or undertakings as the Company may deem necessary or advisable to assure compliance with any such law or regulation.

Without limitation, the Company shall use its best efforts to register the Reserved Shares with the Securities and Exchange Commission under a Form S-8.

As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

14.Administration of this Plan.

(a)This Plan shall be administered by the Committee and, except for the powers reserved to the Board in Section 23 hereof, the Committee shall have all of the administrative powers under this Plan. Without limitation, all members of the Committee must be independent Directors under applicable rules of the NYSE.

(b)The Committee, from time to time, may adopt rules and regulations for carrying out the purposes of this Plan and, without limitation, may delegate all of what, in its sole discretion, it determines to be primarily administrative or ministerial duties to the Administrator. The determinations under, and the interpretations of, any provision of this Plan or an Award by the Committee (or the Administrator in the exercise of his administrative authority) shall, in all cases, be in its sole discretion, and shall be final and conclusive.

(c)Any and all determinations and interpretations of the Committee shall be made either (i) by a majority vote of the members of the Committee at a meeting duly called, with at least two days prior notice, or (ii) without a meeting, by the written approval of all members of the Committee.

(d)No member of the Committee, or the Administrator, shall be liable for any action taken or omitted to be taken by such member or by any other member of the Committee or by the Administrator with respect to this Plan, and to the extent of liabilities not otherwise insured under a policy purchased by the Company, the Company does hereby indemnify and agree to defend and save harmless any member of the Committee, and the Administrator, with respect to any liabilities asserted or incurred in connection with the exercise and performance of their powers and duties hereunder, unless such liabilities are judicially determined to have arisen out of such person's gross negligence, fraud or bad faith. Such indemnification shall include attorney's fees and all other costs and expenses reasonably incurred in defense of any action arising from such act of commission or omission. Nothing herein shall be deemed to limit the Company's ability to insure itself with respect to its obligations hereunder.

(e)In particular, and without limitation, except for the authority granted to the Administrator under Section 4(h) to make determinations described in subsections (i), (ii), and (iii) below while carrying out the general delegation by the Committee with respect to the grant of Awards to new Employees, the Committee shall have the sole authority, consistent with the terms of this Plan:

(i)    to determine whether and to what extent Awards are to be granted hereunder to one or more Eligible Persons;

(ii)    to determine the number of Reserved Shares to be covered by each such Award granted hereunder;

(iii)    to determine the terms and conditions of any Award granted hereunder, and to amend or waive any such terms and conditions except to the extent, if any, expressly prohibited by this Plan;

(iv)    to determine whether and under what circumstances an Option may be settled in Restricted Shares instead of Reserved Shares;

(v)    to determine whether, to what extent, and under what circumstances Awards under this Plan are to be made, and operate, on a tandem basis with other Awards under this Plan; and

(vi)    to determine (or to delegate to the Administrator the authority to determine) whether to permit payment of tax withholding requirements in Shares.

(f)Without limitation, the Committee (and the Administrator in carrying out its responsibilities under Section 4(h)) shall have the authority to adopt, alter, and repeal any or all of its rules, guidelines, and practices with respect to this Plan, and all questions of interpretation, with respect to this Plan or any Award shall be decided by the Committee (or by the Administrator in carrying out its duties under Section 4(h)), whose decision shall be final, conclusive and binding upon the Company and each other affected party.

As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

(g)Without limitation, the Committee in its sole discretion may limit the authority granted, or previously granted, hereunder by the Committee to the Administrator by notifying the Administrator in writing of such change.

15.Tax Withholding. On or immediately prior to the date on which a payment is made to a Holder hereunder or, if earlier, the date on which an amount is required to be included in the income of the Holder as a result of an Award, the Holder shall be required to pay to the Company, in cash, or in Shares (but in Shares only if expressly permitted in the Award, or by written authorization of the Administrator, and then only in the minimum amount required to satisfy the minimum withholding requirements with respect to such Award), the amount (if any) which the Company reasonably determines to be necessary in order for the Company to comply with applicable federal or state tax withholding requirements, and the collection of employment or other applicable taxes; provided, further, without limitation, that the Administrator may require that such payment be made in cash.

16.Restricted Share Awards.

(a)The Committee may grant Restricted Share Awards to any Eligible Person, for no cash consideration, for such minimum consideration as may be required by applicable law, or for such other consideration as may be specified in the grant. The terms and conditions of Restricted Share Awards shall be specified in the Award. The Committee, in its sole discretion, shall determine what rights, if any, the person to whom a Restricted Share Award is made shall have in the Restricted Shares during the Restricted Period and the Restrictions applicable to the particular Award, including, without limitation, whether the holder of the Restricted Shares shall have the right to vote the Restricted Shares and the extent, if any, of Holder's right to receive Restricted Share Distributions. Unless otherwise provided in the Restricted Share Award, upon the expiration of Restrictions, the Restricted Shares shall cease to be Restricted Shares. Notwithstanding the foregoing, Holders of DSUs and RSUs shall receive Reserved Shares as provided in any applicable agreements.

(b)Generally, the Restrictions on Restricted Share Awards shall lapse in whole, or in installments, over whatever Restricted Period shall be selected by the Committee, provided that the length of the period over which the Restrictions shall lapse on Restricted Shares awarded to corporate officers of the Company (as so designated pursuant to the Company's bylaws) is not less than (i) three (3) years for Restricted Share Awards which are not performance-based or (ii) one (1) year for Restricted Share Awards which are performance-based.

(c)Without limitations, the Committee may accelerate the date on which Restrictions lapse, are waived or are accelerated with respect to Restricted Shares which comprise five percent (5%) or less of the total number of Reserved Shares authorized for issuance under this Plan under the first sentence of Section 3(a).

(d)During the Restricted Period, the certificates representing the Restricted Shares, and any Restricted Share Distributions, shall be registered in the Holder's name and bear a restrictive legend disclosing the Restrictions, the existence of this Plan, and the existence of such Restricted Share Award. Such certificates shall be deposited by the Holder with the Company, together with stock powers or other instruments of assignment, each endorsed in blank, which will permit the transfer to the Company of all or any portion of the Restricted Shares, and any assets constituting Restricted Share Distributions, which shall be forfeited in accordance with the terms of such Restricted Share Award. Restricted Shares shall constitute issued and outstanding Common Stock for all corporate purposes and the Holder shall have all rights, powers and privileges of a holder of unrestricted Shares except those that are expressly excluded under the terms of the Restricted Share Award. The Holder will not be entitled to delivery of the stock certificates until all Restrictions shall have terminated, and the Company will retain custody of all related Restricted Share Distributions (which will be subject to the same Restrictions, terms, and conditions as the related Restricted Shares) until the conclusion of the Restricted Period with respect to the related Restricted Shares; provided, that any Restricted Share Distributions shall not bear interest or be segregated into a separate account but shall remain a general asset of the Company, subject to the claims of the Company's creditors, until the conclusion of the applicable Restricted Period; provided, further, that any material breach of any terms of the Restricted Share Award, as reasonably determined by the Administrator, will cause a forfeiture of both Restricted Shares and Restricted Share Distributions. Notwithstanding anything in this paragraph to the contrary, this Section 16(d) does not apply to DSU Awards or RSU Awards.

(e)The terms and conditions of Deferred Stock Units and Restricted Stock Units shall be reflected in an Award agreement. No shares of Common Stock shall be issued at the time a Deferred Stock Unit or Restricted Stock Unit is granted, and the Company will not be required to set aside a fund for the payment of any such Award. An Eligible Person shall have no voting rights with respect to any Deferred Stock Units or Restricted Stock Units granted hereunder.

As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

(f)Deferred Stock Units or Restricted Stock Units awarded to any Eligible Person shall be subject to (A) forfeiture until fully Vested, and satisfaction of any applicable Performance Measures during such period, to the extent provided in the applicable Award agreement, and to the extent such Deferred Stock Units or Restricted Stock Units are forfeited, all rights of the Eligible Person to such Deferred Stock Units or Restricted Stock Units shall terminate without further obligation on the part of the Company and (B) such other terms and conditions as may be set forth in the applicable Award. At any time prior to full Vesting, the Committee shall have the authority to fully Vest Deferred Stock Units or Restricted Stock Units whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date the Deferred Stock Units or Restricted Stock Units are granted, such action is appropriate and consistent with the requirements of Section 409A.

(g)Deferred Stock Units shall have such dividend rights as specified under the Denbury Resources Inc. Director Deferred Compensation Plan (as amended and restated on December 13, 2012, and as may be further amended), and any corresponding Award. Vested Deferred Stock Units may be credited with Dividend Equivalents. With respect to any outstanding Deferred Stock Units, when payable pursuant to the terms of any Award, the Company shall deliver to the Eligible Person, or his or her beneficiary, without charge, one Reserved Share for each such outstanding Deferred Stock Unit and any Dividend Equivalents credited with respect to each such Deferred Stock Unit in accordance with Section 16(f) hereof, provided, however, that, if explicitly provided in the applicable Award, the Committee may, in its sole discretion, elect to pay cash or part cash and part Reserved Shares in lieu of delivering only Shares of Common Stock for Deferred Stock Units. If a cash payment is made in lieu of delivering Shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the payment is made with respect to each Deferred Stock Unit. Dividend Equivalents payable on Deferred Stock Units shall be subject to the same Vesting requirements as the underlying Deferred Stock Unit with respect to which the Dividend Equivalents are paid, and will be paid or distributed at the same time as the Deferred Stock Units are settled or paid. If the Deferred Stock Unit with respect to which the Dividend Equivalent is paid is forfeited, such Dividend Equivalent also shall be forfeited. Dividend Equivalents shall be settled in Common Stock or in any other manner permitted by the Committee.

(h)With respect to any outstanding Restricted Stock Units, when payable pursuant to the terms of any Award, the Company shall deliver to the Eligible Person, or his or her beneficiary, without charge, one Reserved Share for each such outstanding Restricted Stock Unit and either cash equal to any Dividend Equivalents credited with respect to each such Restricted Stock Unit in accordance with Section 16(g) hereof, or in Shares of Common Stock having a Fair Market Value equal to such Dividend Equivalents, provided, however, that, if explicitly provided in the applicable Award, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only Shares of Common Stock for Restricted Stock Units. If a cash payment is made in lieu of delivering Shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed with respect to each Restricted Stock Unit. Dividend Equivalents payable on Restricted Stock Units shall be subject to the same Vesting requirements as the underlying Common Stock with respect to which the Dividend Equivalents are paid, and will be paid or distributed at the same time as the Restricted Stock Units are settled or paid. If the Restricted Stock Unit with respect to which the Dividend Equivalent is paid is forfeited, such Dividend Equivalent also shall be forfeited. Dividend Equivalents shall be settled either in cash or in Common Stock, at the discretion of the Committee, subject to the terms of any Award.

17.Performance Awards.

(a)Performance Awards during a Plan Year may be granted to any member of Senior Management subject to Section 162(m) of the Code ("Covered Employees") and shall in all events be specifically designated as Performance Awards, and may also be granted to other Employees. Performance Awards shall be conditioned on the satisfaction of such criteria, including those comprising the Performance Measures, as the Committee, in its sole discretion, may select.

(b)Without limitation, the Committee's grant of Performance Awards may, in its sole discretion, be made in Reserved Shares or in cash, or in a combination of Reserved Shares and cash, but the cash portion of such Award granted during any one Plan Year to any Person may not exceed $2,000,000 in a Plan Year. Under no circumstance shall dividends or Dividend Equivalents be granted on unearned Performance Awards.

(c)The Committee shall select the Performance Measures which will be required to be satisfied during the Performance Period in order to earn the Performance Award. Such Performance Measures, and the duration of any

As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

Performance Period (provided that such Performance Period is not less than one (1) year), may differ with respect to each Covered Employee, or with respect to separate Performance Awards issued to the same Covered Employee. The selected Performance Measures, the Performance Period(s), and any other conditions to the Company's obligation to pay a Performance Award shall be set forth in each Performance Award on or before the first to occur of (i) the 90th day of the selected Performance Period, (ii) the first date on which more than 25% of the Performance Period has elapsed, and (iii) the first date, if any, on which satisfaction of the Performance Measure(s) is no longer substantially uncertain.

(d)Performance Awards shall be paid in a single payment, but will not be paid prior to the date on which the Performance Measures are attained, except that such payment may be accelerated upon the death or Disability of the Covered Employee, or as a result of a Change in Control, it being understood that if such acceleration events occur prior to the attainment of the Performance Measures, the Performance Award will not be exempt from Section 162(m) of the Code. Any accelerated payment made upon death or Disability (as defined in Section 409A of the Code or rules or regulations thereunder) or as a result of a Change in Control (as defined in Section 409A of the Code or rules or regulations thereunder) will be paid no later than March 15th of the calendar year following the end of the taxable year in which the death or such Disability of the Covered Employee occurs or in which such Change in Control occurs.

(e)The extent to which any applicable Performance Measure has been achieved shall be conclusively determined by the Committee, but may be specifically delegated to the Administrator. Without limitation, where a Covered Employee has satisfied the Performance Measures with respect to a Performance Award, if permitted under the terms of such Performance Award, the Committee, in its sole discretion, may reduce the maximum amount payable under such Performance Award.

18.Stock Appreciation Rights.

(a)The Committee shall have authority to grant (i) a SAR with respect to Reserved Shares, including, without limitation, Reserved Shares covered by any Option ("Related Option"), or (ii) a SAR with respect to, or as to some or all of, a Performance Award ("Related Performance Award"). A SAR granted with respect to a Related Option or Related Performance Award must be granted on the Date of Grant of such Related Option or Related Performance Award.

(b)For the purposes of this Plan, the following definitions shall apply:

(i)    The term "SAR" shall mean a right granted under this Plan, including, without limitation, a right granted in tandem with an Award, that shall entitle the Holder thereof to an amount equal to the SAR Spread payable as described in this Section 18(d).

(ii)    The term "SAR Spread" shall mean with respect to each SAR an amount equal to the product of (1) the excess of (A) the Fair Market Value per Share on the date of exercise, over (B) (y) if the SAR is granted in tandem with an Option, the Option Price per Reserved Share of the Related Option, or (z) if the SAR is either granted in tandem with a Performance Award or granted by itself with respect to a designated number of Reserved Shares, the Agreed Price which, without limitation, is the Fair Market Value of the Reserved Shares on the Date of Grant, in each case multiplied by (2) the number of Reserved Shares with respect to which such SAR is being exercised; provided, however, without limitation, that with respect to any SAR granted in tandem with an Incentive Stock Option, in no event shall the SAR Spread exceed the amount permitted to be treated as the SAR Spread under applicable treasury regulations or other legal authority without disqualifying the Option as an Incentive Stock Option.

(c)To exercise the SAR, the Holder shall:

(i)    Give written notice thereof to the Company, specifying the SAR being exercised and the number of Reserved Shares with respect to which such SAR is being exercised; and

(ii)    If requested by the Company, deliver within a reasonable time the agreement evidencing the SAR being exercised and, if applicable, the Related Option agreement, or Related Performance Award agreement, to the Secretary of the Company who shall endorse or cause to be endorsed thereon a notation of such exercise and return all agreements to the Holder.

As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

(d)As soon as practicable, but within 75 days after the exercise of a SAR, the Company shall transfer to the Holder Reserved Shares having a Fair Market Value on the date the SAR is exercised equal to the SAR Spread; provided, however, without limiting the generality of Section 15, that the Company, in its sole discretion, may withhold from such transferred Reserved Shares any amount necessary to satisfy the Company's minimum obligation for federal and state withholding taxes with respect to such exercise.

(e)A SAR may be exercised only if and to the extent that it is permitted under the terms of the Award which, in the case of a Related Option, shall be only when such Related Option is eligible to be exercised.

(f)Upon the exercise or termination of a Related Option, or the payment or termination of a Related Performance Award, the SAR with respect to such Related Option or Related Performance Award shall terminate.

(g)A SAR shall be transferable (i) only to the extent, if any, provided in the agreement evidencing the SAR, or (ii) if granted with respect to a Related Option, or Related Performance Award, only to the extent, if any, that such Related Option, or Related Performance Award, is transferable, and under the same conditions.

(h)Each SAR shall be on such terms and conditions not inconsistent with this Plan as the Committee may determine, provided that the term of a SAR may not extend beyond the tenth (10th) anniversary of its Date of Grant.

(i)The Holder shall have no rights as a shareholder with respect to the related Reserved Shares as a result of the grant of a SAR.

(j)With respect to a Holder who, on the date of a proposed exercise of a SAR is an officer (as that term is used in Rule 16a-1 promulgated under the 1934 Act or any similar rule which may subsequently be in effect), such proposed exercise may only occur as permitted by Rule 16b-3, including, without limitation, paragraph (e)(3)(iii) (or any similar rule which may subsequently be in effect promulgated pursuant to Section 16(b) of the 1934 Act).

19.Section 83(b) Election. If as a result of receiving an Award, a Holder receives Restricted Shares, then such Holder may elect under Section 83(b) of the Code to include in such person's gross income, for such person's taxable year in which the Restricted Shares are transferred to such Holder, the excess of the Fair Market Value (determined without regard to any Restriction other than one which by its terms will never lapse), of such Restricted Shares at the Date of Grant, over the amount (if any) paid for the Restricted Shares. If the Holder makes the Section 83(b) election described above, the Holder shall (i) make such election in a manner that is satisfactory to the Administrator, (ii) provide the Administrator with a copy of such election, (iii) promptly notify the Company if any Internal Revenue Service or state tax agent, on audit or otherwise, questions the validity or correctness of such election or of the amount of income reportable on account of such election, and (iv) pay the withholding amounts described in Section 15.

20.Vesting of Restricted Shares, Options or SARs Upon Retirement Vesting Date. The unVested portion of each outstanding Award granted to a Holder in the form of Restricted Shares (other than those granted as Performance Awards, for which Vesting in connection with a Retirement Vesting Date is provided in Section 21 below), Options or SARs will vest 100% on the Holder's Retirement Vesting Date, provided that such date must be at least one year following the Date of Grant of such Award.

21.Vesting of Performance Awards in Connection With Retirement Vesting Date. The unVested portion of each Award granted to a Holder in the form of Performance Awards (or other forms of Awards which are newly instituted) will Vest in connection with a Holder's Retirement Vesting Date based on the express terms of each such Performance Award.

22.Interpretation.

(a)If any provision of this Plan is held invalid for any reason, such holding shall not affect the remaining provisions hereof, but instead this Plan shall be construed and enforced as if such provision had never been included in this Plan.

(b)THIS PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE.

As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

(c)Headings contained in this Plan are for convenience only and shall in no manner be construed as part of this Plan.

(d)Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.

(e)Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

23.Amendment and Discontinuation of this Plan. The Board, or the Committee (subject to the prior written authorization of the Board), may from time to time amend this Plan or any Award; provided, however, that (except to the extent provided in Section 9(b)) no such amendment may, without approval by the shareholders of the Parent, (a) increase the number of Reserved Shares or change the class of Eligible Persons, (b) permit the granting of Awards which expire beyond the maximum 10‑year period described in Section 9(a)(5), or (c) make any change for which applicable law or regulatory authority (including the regulatory authority of the NYSE or any other market or exchange on which the Common Stock is traded) would require shareholder approval or for which shareholder approval would be required for Awards to qualify as performance based awards under Section 162(m) of the Code; and provided, further, that no amendment or suspension of this Plan or any Award issued hereunder shall, except as specifically permitted in this Plan or under the terms of such Award, substantially impair any Award previously granted to any Holder without the consent of such Holder.

24.Effective Date and Termination Date. This Plan shall be effective as of the Effective Date, and shall terminate on the Termination Date; provided, without limitation, that unless otherwise expressly provided in an Award, the termination of this Plan shall not terminate an Award which is outstanding on such date.

25.Section 409A. Notwithstanding DSU Awards and RSU Awards, it is the intention of the Company that no Award shall be “deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Committee specifically determines otherwise, and this Plan and the terms and conditions of all Awards shall be interpreted accordingly.  The terms and conditions governing any Awards that the Committee determines will be subject to Section 409A of the Code, including, without limitation, any rules for elective or mandatory deferral of the delivery of cash or Shares of Common Stock pursuant thereto and any rules regarding treatment of such Awards in the event of a Change in Control, shall be set forth in the applicable Award agreement, deferral election forms and procedures, and rules established by the Committee, and shall comply in all respects with Section 409A of the Code.  The following rules will apply to Awards intended to be subject to Section 409A of the Code ("409A Awards"):

(a)If an Eligible Person is permitted to elect to defer an Award or any payment under an Award, such election will be permitted only at times in compliance with Code Section 409A, including, without limitation, applicable transition rules thereunder.

(b)The Company shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Section 409A.

(c)Any distribution of a 409A Award following a Separation that would be subject to Code Section 409A(a)(2)(A)(i) as a distribution following a Separation from service of a "specified employee" as defined under Code Section 409A(a)(2)(B)(i), shall occur no earlier than the expiration of the six-month period following such Separation.

(d)In the case of any distribution of a 409A Award, if the timing of such distribution is not otherwise specified in this Plan or an Award agreement or other governing document, the distribution shall be made not later than the end of the calendar year during which the settlement of the 409A Award is specified to occur.

(e)In the case of an Award providing for distribution or settlement upon Vesting or the lapse of a risk of forfeiture, if the time of such distribution or settlement is not otherwise specified in this Plan or an Award agreement or other governing document, the distribution or settlement shall be made not later than March 15 of the year following the year in which the Award Vested or the risk of forfeiture lapsed.

As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.

(f)(i) Any adjustments made pursuant to Section 11 of this Plan to Awards that are considered "deferred compensation" within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (ii) any adjustments made pursuant to Section 11 of this Plan to Awards that are not considered "deferred compensation" subject to Section 409A of the Code shall be made in such a manner as to ensure that, after such adjustment, the Awards either continue not to be subject to Section 409A of the Code or comply with the requirements of Section 409A of the Code; (iii) the Administrator and the Committee shall not have the authority to make any adjustments pursuant to Section 11 of this Plan to the extent that the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code to be subject thereto; and (iv) if any Award is subject to Section 409A of the Code, Section 10 of this Plan shall be applicable only to the extent specifically provided in the Award agreement and permitted pursuant to this Section 25 of this Plan in order to ensure that such Award complies with Code Section 409A.

DENBURY RESOURCES INC.

/s/ Mark C. Allen
Mark C. Allen
Senior Vice President and Chief Financial Officer

As amended and restated effective on May 22, 2013
2004 Omnibus Stock and Incentive Plan for Denbury Resources Inc.